FOR IMMEDIATE RELEASE

Contact Information:

Cedar Shopping Centers, Inc.

Leo S. Ullman, Chairman, President and CEO

516-944-4525

lsu@cedarshoppingcenters.com

CEDAR SHOPPING CENTERS, INC. ANNOUNCES THIRD QUARTER 2006 RESULTS

Port Washington, New York – November 6, 2006 – Cedar Shopping Centers, Inc. (NYSE: “CDR”), today reported its financial results for the quarter and nine months ended September 30, 2006.

Third Quarter 2006 Highlights

•	Funds From Operations (“FFO”) increased 48% to $10.7 million
•	FFO per share/OP Unit grew 11% to $0.30
•	Revenues improved 55% to $31.9
•	Total assets increased by 21% to $1.21 billion since December 31, 2005
•	Occupancy was 91.4%; excluding development, redevelopment and other non-stabilized properties, occupancy was 94.4%

Leo Ullman, CEO of Cedar, stated, “Our Company’s third quarter results evidence once again solid double-digit FFO growth, driven by our acquisition activity and our strategy of investing in value-added development and redevelopment properties. Our development and redevelopment prospects continue to be bright. We also continue to pursue potential joint venture opportunities for select stabilized properties.”

Financial and Operating Results

The Company reported total revenues for the three months ended September 30, 2006 of $31.9 million as compared to $20.6 million for the three months ended September 30, 2005, an increase of 55%. Net income applicable to common shareholders for the three months ended September 30, 2006 was $1.8 million ($0.05 per share) compared to $1.6 million ($0.06 per share) for the three months ended September 30, 2005. FFO for the third quarter of 2006 increased 48% to $10.7 million ($0.30 per share/Operating Partnership (“OP”) Unit) from $7.2 million ($0.27 per share/OP Unit) for the corresponding quarter of 2005.

The Company’s total revenues for the nine months ended September 30, 2006 increased 70% to $92.2 million from $54.1 million for the same period in 2005. Net income applicable to common shareholders for the nine months ended September 30, 2006 was $4.9 million ($0.16 per share) compared to $4.5 million ($0.20 per share) for the same period in 2005 (diluted per share amounts were $0.15 and $0.20, respectively). FFO for the nine months ended September 30, 2006 was $30.2 million ($0.91 per share/OP Unit) as compared to $17.6 million ($0.75 per share/OP Unit) for the corresponding period of 2005 (diluted per share/OP Unit amounts were $0.90 and $0.75, respectively).

Net cash flows provided by operating activities increased to $22.9 million for the nine months ended September 30, 2006, compared to $16.6 million for the corresponding period of 2005.

Acquisition Activities

During the third quarter 2006, the Company acquired seven supermarket-anchored shopping center properties for approximately $122 million, including closing costs, representing approximately 867,000 square feet of gross leasable area (“GLA”). As of the end of the quarter, the Company owned 93 supermarket-anchored shopping centers and drug store-anchored convenience centers located in nine states with 9.9 million square feet of GLA. Also as of September 30, the Company owned approximately 160 acres of development acreage, including approximately 35 acres acquired as part of the Trexlertown Plaza shopping center purchase. The Company expects to complete additional acquisitions of primarily supermarket-anchored shopping centers and development sites during the balance of the year.

Subsequent to September 30, 2006, the Company completed the following acquisitions:

On October 12, 2006, the Company purchased a 34 acre development site in Harrisburg, Pennsylvania, for approximately $13.7 million, including closing costs. The Company has signed a lease with Giant Food Stores, LLC of Carlisle, Pennsylvania for a 98,000 square foot supermarket to be built on the site, subject to all required permits and approvals. The site is projected to accommodate up to 18,000 square feet of additional retail space and perhaps two or three outparcels. The balance of the property is expected to be net leased or sold for other commercial use. The purchase was funded from the Company’s secured revolving credit facility.

On October 26, 2006, the Company acquired the Gahanna Discount Drug Mart Plaza in New Albany, Ohio, an approximately 48,000 square foot drug store-anchored convenience center for a purchase price of approximately $7.0 million, including closing costs. The acquisition cost for the shopping center was financed by (i) approximately $5.2 million of new first mortgage financing bearing interest at a rate of 5.82% per annum and maturing in November 2016, (ii) the issuance of approximately 49,000 OP units (having a value of approximately $800,000), and (iii) funds of approximately $1.0 million drawn from the Company’s secured revolving credit facility.

Development and Redevelopment Activities

The Company’s current development and development pipeline includes (i) nine owned and operating properties earmarked for redevelopment, including two de-malling candidates, and (ii) eleven properties for ground-up development, consisting of approximately 175 acres of land under ownership plus another 143 acres of land under contract to the Company. The total project costs for the pipeline, including acquisition costs, is estimated at approximately $325 million.

New Leases

As of this date, annual base rents, excluding tenant reimbursements, for leases that have been signed, but where the tenants have not yet taken occupancy, encompassed approximately 352,000 square feet and amounted to approximately $5.3 million. Revenues from these leases are expected to commence on the following quarterly schedule:

Quarter ending	Annualized base rent

December 31, 2006	$2,904,000
March 31, 2007	$223,000
June 30, 2007	274,000
September 30, 2007	74,000
December 31, 2008	1,789,000

$5,264,000

After giving effect to such new leases, the occupancy rate for the portfolio of properties held as of September 30, 2006 would have increased from 91.4% to approximately 93.1%.

Balance Sheet

The Company’s total assets as of September 30, 2006 were $1.21 billion as compared to $996.3 million as of December 31, 2005.

During the first nine months of 2006, the Company received $74.1 million in net proceeds from the settlement of the forward sales agreement and sales of common stock under registered deferred offering programs, and $26.3 million in net proceeds from mortgage financings. The proceeds were used primarily to reduce the outstanding balance on the Company’s secured revolving credit facility.

Guidance

The Company presently expects FFO for 2006 to be in the range of $1.20 to $1.22 per share/OP Unit, updated from the Company’s previously announced range of $1.20 to $1.30 per share/OP Unit. This reflects the substantial increase in the Company’s weighted average number of shares of common stock/OP Units outstanding that were issued to fund the Company’s growth.

Tom O’Keeffe, CFO, stated, “We continue to increase our cash flow and demonstrate considerable year-over-year improvement in key financial metrics, as reflected by our double digit revenue and FFO growth. Further, we strengthened our financial capacity through an increase and more favorable terms in our credit facility”

Reference to Form 10-Q

Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 2006 for further details.

Investor Conference Call

The Company will host a conference call on Tuesday, November 7, 2006, at 8:30 AM (EDT) to discuss third quarter results. The U.S. dial-in number to call for this teleconference is (800) 811-0667. The international dial-in number is (913) 981-4901. A replay of the conference call will be available from November 7 at 11:30 AM through the close of business on November 21 by using U.S. dial-in number (888) 203-1112 and entering the passcode 4317927 (international callers may use dial-in number (719) 457-0820 and use the same passcode indicated for U.S. callers). A live webcast of the conference call will be available online on the Company’s corporate website at www.cedarshoppingcenters.com from the morning of November 7 through the close of business on December 7.

About Cedar Shopping Centers, Inc.

Cedar Shopping Centers, Inc., with headquarters in Port Washington, New York, is a fully-integrated, self-administered and self-managed real estate investment trust (“REIT”) listed on the New York Stock Exchange. The Company’s investments, which total approximately 10 million square feet of GLA, are focused primarily in multi-tenant supermarket-anchored shopping centers and drug store-anchored convenience centers in Pennsylvania (39), Ohio (20), Virginia (11), Maryland (5), Massachusetts (5), Connecticut (4), New York (4), New Jersey (3) and Michigan (2).

Forward-Looking Statements

Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Such forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of suitable acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels or at expected times; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to repay or refinance debt obligations when due.

Non-GAAP Financial Measures – FFO

Funds From Operations (“FFO”) is a widely-recognized measure of REIT performance. The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are computed to reflect FFO on the same basis. In computing FFO, the Company does not add back to net income applicable to common shareholders the amortization of costs incurred in connection with its financing or hedging activities, or depreciation of non-real estate assets, but does add back to net income applicable to common shareholders those items that are defined as “extraordinary” under GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income applicable to common shareholders (determined in accordance with GAAP) as an indication of the Company’s financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of liquidity. As the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another. FFO is not indicative of cash available to fund ongoing cash needs.

The following table sets forth the Company’s calculations of FFO for the three and nine months ended September 30, 2006:

	Three months ended September 30,		Nine months ended September 30,

	2006	2005	2006	2005

Net income applicable to common shareholders	$1,785,000	$1,636,000	$4,919,000	$4,456,000
Add (deduct):
Depreciation and amortization	8,963,000	5,624,000	25,563,000	13,525,000
Limited partners’ interest	95,000	224,000	262,000	338,000
Minority interests in consolidated joint ventures	324,000	307,000	943,000	950,000
Equity in loss of unconsolidated joint venture	—	—	40,000	—
Minority interests’ share of FFO applicable to consolidated joint ventures	(438,000)	(554,000)	(1,350,000)	(1,678,000)
Gain on sale of interest in unconsolidated joint ventutre	—	—	(141,000)	—
FFO from unconsolidated joint venture	—	—	(5,000)	—

Funds from operations	$10,729,000	$7,237,000	$30,231,000	$17,591,000

FFO per common share (assuming conversion of OP Units):
Basic	$0.30	$0.27	$0.91	$0.75

Diluted	$0.30	$0.27	$0.90	$0.75

Weighted average number of common shares:
Shares used in determination of basic earnings per share	34,484,000	25,390,000	31,660,000	22,305,000
Additional shares assuming conversion of OP Units (basic)	1,837,000	1,578,000	1,675,000	1,088,000

Shares used in determination of basic FFO per share	36,321,000	26,968,000	33,335,000	23,393,000

Shares used in determination of diluted earnings per share	34,489,000	25,475,000	31,832,000	22,336,000
Additional shares assuming conversion of OP Units (diluted)	1,846,000	1,585,000	1,683,000	1,093,000

Shares used in determination of diluted FFO per share	36,335,000	27,060,000	33,515,000	23,429,000

CEDAR SHOPPING CENTERS, INC.

Consolidated Balance Sheets

	September 30, 2006	December 31, 2005

	(unaudited)
Assets
Real estate:
Land	$230,777,000	$180,951,000
Buildings and improvements	960,963,000	800,005,000

	1,191,740,000	980,956,000
Less accumulated depreciation	(56,394,000)	(34,499,000)

Real estate, net	1,135,346,000	946,457,000
Cash and cash equivalents	15,918,000	8,601,000
Cash at joint ventures and restricted cash	11,290,000	10,415,000
Rents and other receivables, net	12,433,000	9,093,000
Other assets	9,430,000	4,051,000
Deferred charges, net	21,347,000	17,639,000

Total assets	$1,205,764,000	$996,256,000

Liabilities and shareholders’ equity
Mortgage loans payable	$441,538,000	$380,311,000
Secured revolving credit facility	215,130,000	147,480,000
Accounts payable, accrued expenses, and other	16,055,000	16,462,000
Unamortized intangible lease liabilities	50,742,000	27,943,000

Total liabilities	723,465,000	572,196,000

Minority interests in consolidated joint ventures	9,143,000	12,339,000
Limited partners’ interest in Operating Partnership	23,658,000	20,586,000
Shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 5,000,000 shares authorized, 3,550,000 shares issued and outstanding)	88,750,000	88,750,000
Common stock ($.06 par value, 50,000,000 shares authorized, 34,944,000 and 29,618,000 shares issued and outstanding)	2,097,000	1,777,000
Treasury stock (454,000 and 443,000 shares, at cost)	(5,570,000)	(5,416,000)
Additional paid-in capital	430,431,000	357,000,000
Cumulative distributions in excess of net income	(66,357,000)	(49,956,000)
Accumulated other comprehensive income	147,000	138,000
Unamortized deferred compensation plans	—	(1,158,000)

Total shareholders’ equity	449,498,000	391,135,000

Total liabilities and shareholders’ equity	$1,205,764,000	$996,256,000

CEDAR SHOPPING CENTERS, INC.

Consolidated Statements of Income

(unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2006	2005	2006	2005

Revenues:
Rents	$26,187,000	$16,386,000	$74,726,000	$42,920,000
Expense recoveries	5,496,000	4,011,000	16,764,000	10,902,000
Other	246,000	154,000	739,000	298,000

Total revenues	31,929,000	20,551,000	92,229,000	54,120,000

Expenses:
Operating, maintenance and management	5,258,000	3,661,000	16,760,000	10,233,000
Real estate and other property-related taxes	3,323,000	1,961,000	9,394,000	5,351,000
General and administrative	1,431,000	1,317,000	4,220,000	3,483,000
Depreciation and amortization	9,002,000	5,643,000	25,659,000	13,574,000

Total expenses	19,014,000	12,582,000	56,033,000	32,641,000

Operating income	12,915,000	7,969,000	36,196,000	21,479,000
Non-operating income and expense:
Interest expense	(8,556,000)	(3,517,000)	(23,655,000)	(9,798,000)
Amortization of deferred financing costs	(341,000)	(335,000)	(1,003,000)	(771,000)
Interest income	155,000	19,000	392,000	51,000
Equity in (loss) of unconsolidated joint venture	—	—	(40,000)	—
Gain on sale of interest in unconsolidated joint venture	—	—	141,000	—

Total non-operating income and expense	(8,742,000)	(3,833,000)	(24,165,000)	(10,518,000)

Income before minority and limited partners’ interests	4,173,000	4,136,000	12,031,000	10,961,000
Minority interests in consolidated joint ventures	(324,000)	(307,000)	(943,000)	(950,000)
Limited partners’ interest in Operating Partnership	(95,000)	(224,000)	(262,000)	(338,000)

Net income	3,754,000	3,605,000	10,826,000	9,673,000

Preferred distribution requirements	(1,969,000)	(1,969,000)	(5,907,000)	(5,217,000)

Net income applicable to common shareholders	$1,785,000	$1,636,000	$4,919,000	$4,456,000

Per common share:
Basic	$0.05	$0.06	$0.16	$0.20

Diluted	$0.05	$0.06	$0.15	$0.20

Dividends to common shareholders	$7,752,000	$5,049,000	$21,320,000	$14,430,000

Per common share	$0.225	$0.225	$0.675	$0.675

Weighted average number of common shares outstanding:
Basic	34,484,000	25,390,000	31,660,000	22,305,000

Diluted	34,489,000	25,475,000	31,832,000	22,336,000

CEDAR SHOPPING CENTERS, INC.

Consolidated Statements of Cash Flows

(unaudited)

	Nine months ended September 30,

	2006	2005

Cash flow from operating activities:
Net income	$10,826,000	$9,673,000
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash provisions:
Minority interests’ earnings in excess of distributions from consolidated joint ventures	118,000	147,000
Equity in loss of unconsolidated joint venture	40,000	—
Gain on sale of interest in unconsolidated joint venture	(141,000)	—
Limited partners’ interest	262,000	338,000
Straight-line rents	(2,452,000)	(1,669,000)
Depreciation and amortization	25,659,000	13,574,000
Amortization of intangible lease liabilities	(7,713,000)	(2,918,000)
Other	1,450,000	927,000
Increases/decreases in operating assets and liabilities:
Joint venture cash	652,000	(12,000)
Rents and other receivables	(1,087,000)	(1,832,000)
Other assets	(4,270,000)	(4,343,000)
Accounts payable and accrued expenses	(399,000)	2,698,000

Net cash provided by operating activities	22,945,000	16,583,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(146,806,000)	(193,368,000)
Proceeds from sale of interest in unconsolidated joint venture	1,466,000	—
Construction escrows and other	(3,621,000)	494,000

Net cash (used in) investing activities	(148,961,000)	(192,874,000)

Cash flow from financing activities:
Line of credit, net	67,650,000	(7,800,000)
Proceeds from sales of preferred and common stock	74,053,000	153,431,000
Proceeds from mortgage financings	26,333,000	62,817,000
Mortgage repayments	(5,263,000)	(7,764,000)
Contribution from minority interest partner	—	962,000
Distributions to minority interest partners in excess of earnings	(176,000)	(701,000)
Distributions to limited partners	(1,111,000)	(461,000)
Preferred distribution requirements	(5,907,000)	(5,242,000)
Distributions to common shareholders	(21,320,000)	(14,430,000)
Deferred financing costs	(926,000)	(2,288,000)

Net cash provided by financing activities	133,333,000	178,524,000

Net increase in cash and cash equivalents	7,317,000	2,233,000
Cash and cash equivalents at beginning of period	8,601,000	8,457,000

Cash and cash equivalents at end of period	$15,918,000	$10,690,000